Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Greenbox POS (the “Company”) of our report dated May 15, 2020, with respect to the financial statements of the Company for the years ended December 31, 2019 and 2018, included in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

BF BORGERS CPA PC

/s/ BF Borgers CPA PC

Date: August 28, 2020

Lakewood, CO